Exhibit 21.1
Subsidiaries of Cumulus Media, Inc.

Alphabet Acquisition Corp.	Delaware
Atlanta Radio, LLC	Delaware
Aviation I, LLC	Nevada
Broadcast Software International Inc.	Nevada
Catalyst Media, Inc.	Delaware
Chicago FM Radio Assets, LLC	Delaware
Chicago Radio Assets, LLC	Delaware
Cumulus Radio Corp.	Nevada
Citadel Broadcasting Corporation	Delaware
CMI Receivables Funding, LLC	Delaware
CMP Houston - KC, LLC	Delaware
CMP KC Corp.	Delaware
CMP Susquehanna Corp.	Delaware
CMP Susquehanna Radio Holdings Corp.	Delaware
Consolidated IP Company, LLC	Delaware
Cumulus Broadcasting LLC	Nevada
Cumulus Licensing, LLC	Nevada
Cumulus Media Holdings, Inc.	Delaware
DC Radio Assets, LLC	Delaware
Detroit Radio, LLC	Delaware
Dial Communications Global Media, LLC	Delaware
Excelsior Radio Networks, LLC	Delaware
iBiquity Digital Corporation	Delaware
Incentrev-Radio Half Off, LLC	Delaware
KLIF Broadcasting, Inc.	Nevada
KLIF Lico, Inc.	Nevada
KLOS Syndications Assets, LLC	Delaware
KLOS-FM Radio Assets, LLC	Delaware
KPLX Lico, Inc.	Nevada
Radio Metroplex, Inc	Nevada
LA Radio, LLC	Delaware
Minneapolis Radio Assets, LLC	Delaware
NY Radio Assets, LLC	Delaware
Radio Assets, LLC	Delaware
Radio License Holding CBC, LLC	Delaware
Radio Licenses Holding, LLC	Delaware
Radio Networks, LLC	Delaware
San Francisco Radio Assets, LLC	Delaware
Shoreview FM Group	Delaware
Susquehanna Media Corp.	Delaware
Susquehanna Pfaltzgraff Co.	Delaware
Susquehanna Radio Corp.	Pennsylvania
Sweetjack, LLC	Delaware
The Last Bastion Trust, LLC	Delaware

Verge Media Companies, LLC	Delaware
Verge Media Group Holdings, Inc.	Delaware
Verge Media Intermediate Holdings, Inc.	Delaware
Verge Media Solutions, LLC	Delaware
Verge Media, Inc.	Delaware
Wasatch Radio, LLC	Delaware
WBAP-KSCS Assets, LLC	Delaware
Westwood National Radio Corporation	Delaware
Westwood One, Inc.	Delaware
Westwood One Properties, Inc.	Delaware
Westwood One Radio Networks, Inc.	California
Westwood One Radio, Inc.	California
Westwood One Stations - NYC, Inc.	Delaware
WPLJ Radio, LLC	Delaware